UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	98-0430762
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 17th Street, Suite 2600 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.00001 per share	The NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to amend the Registration Statement filed by the registrant with the Securities and Exchange Commission (the “SEC”) on November 2, 2010 to reflect the reincorporation of Triangle Petroleum Corporation from the state of Nevada to the state of Delaware (the “Reincorporation”) at 11:59 EST on November 30, 2012 (the “Effective Time”). At the Effective Time, Triangle Petroleum Corporation, a Nevada corporation (“Triangle (NV)”), merged with and into Triangle Petroleum Corporation, a Delaware corporation (the “Company”) and a wholly owned subsidiary of Triangle (NV), with the Company continuing as the surviving entity under the name “Triangle Petroleum Corporation.” Immediately prior to the Effective Time, the Company had no assets and liabilities. The stockholders of Triangle (NV) approved the Reincorporation at the 2012 Annual Meeting of Stockholders of Triangle (NV) held on November 16, 2012.

At the Effective Time, (i) each issued and outstanding share of Triangle (NV)’s common stock, par value $0.00001, was automatically converted into one share of the Company’s common stock, $0.00001 par value per share (the “Common Stock”); and (ii) all options and other rights to acquire Triangle (NV)’s common stock outstanding immediately before the Effective Time were also automatically converted into options and rights to acquire the same number of shares of the Company’s Common Stock upon the same terms, including price. Each outstanding certificate representing shares of Triangle (NV)’s common stock was deemed, without any action by the stockholders, to represent the same number of shares of the Company’s Common Stock. Triangle (NV) stockholders may, but are not required to, exchange their stock certificates as a result of the Reincorporation.

In accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of the Company were deemed to be registered under Section 12(b) of the Exchange Act as the successor to Triangle (NV). The Company, as successor issuer to Triangle (NV), hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of Common Stock of the Company continue to be listed on the NYSE MKT under the symbol “TPLM.”

Prior to the Effective Time, the rights of Triangle (NV)’s stockholders were governed by the Nevada Revised Statutes and Triangle (NV)’s Articles of Incorporation, as amended, and Amended and Restated Bylaws. As a result of the Reincorporation, holders of Triangle (NV) common stock are now holders of the Company’s Common Stock, and their rights as stockholders are governed by the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. Description of Registrant’s Securities to be Registered.

The Company hereby incorporates by reference the description of the Common Stock contained in the section entitled “Proposal No. 4 – Approval of Reincorporation in Delaware and Related Transactions” in Triangle (NV)’s definitive proxy statement on Schedule 14A, as filed with the SEC on October 16, 2012 (the “Proxy Statement”), including the following captions: “Securities Act Consequences” and “Comparison of Certain Rights of Stockholders Under Nevada and Delaware Law,” to the extent such description relates to the common stock of the Company.” The Company also hereby incorporates by reference the description of common stock contained in the section entitled “Proposal No. 5, – Approval of an Increase in the Number of Authorized Shares of Common Stock” in the Proxy Statement.

ITEM 2. Exhibits.

Exhibit
Number	Exhibit Description

3.1	Certificate of Incorporation of Triangle Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2012)

3.2	Bylaws of Triangle Petroleum Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2012)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2012)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Triangle Petroleum Corporation
(registrant)

Dated: December 3, 2012	By:	/s/ Jonathan Samuels
	Name:	Jonathan Samuels
	Title:	President and Chief Executive Officer

Exhibit
Number	Exhibit Description

3.1	Certificate of Incorporation of Triangle Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2012)

3.2	Bylaws of Triangle Petroleum Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2012)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2012)